UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

CLOUGH GLOBAL EQUITY FUND

(Name of Registrant as Specified In Its Charter)

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CLOUGH GLOBAL EQUITY FUND IS UNDER THREAT.

PLEASE PROTECT YOUR FUND AND VOTE THE WHITE PROXY TODAY.

Dear Shareholder:

PLEASE TAKE ACTION TODAY TO SAVE YOUR FUND. IT IS EXTREMELY IMPORTANT THAT YOU COMPLETE, SIGN AND RETURN YOUR FUND’S ENCLOSED WHITE PROXY CARD.

DO NOT RETURN THE GOLD PROXY CARD FROM SABA CAPITAL MANAGEMENT, L.P. (“SABA”) OR GIVE YOUR VOTE TO ITS SOLICITOR, INVESTORCOM, OVER THE PHONE.

Enclosed you will find the WHITE proxy card for the 2017 Annual Shareholders’ Meeting (the “Meeting”) of Clough Global Equity Fund (the “Fund”). The Board of Trustees of the Fund (the “Board” or the “Trustees”) is unanimously urging you to vote:

1.	FOR the election of your Board’s highly qualified and proven nominees, Edmund Burke, Vincent Versaci and Clifford J. Weber, to the position of Trustee (“Proposal 1”).

YOUR FUND CONTINUES TO PERFORM FOR YOU

The Fund’s Board continues to focus on meeting your investment expectations in the short and long term. Under your current Board, the Fund has had good performance over the years, and its year-to-date performance returns through May 31, 2017 have been outstanding:

•
Year-to-date, the value of the Fund has increased with positive returns of 19.13% at market price and 14.44% at net asset value. During this time period, your Fund has outperformed its benchmark index, which returned only 10.55%.[1]

•	As of April 30, 2017, the Fund had a distribution rate of 9.23% on market price and of 8.66% on net asset value.

•	Since inception, your Fund has distributed $17.01 per share in dividends and capital gains.

Management and the Board continue to be very focused on the Fund’s discount and are committed to pursuing options that benefit all shareholders over the long run. In contrast, Saba’s interests are focused solely on achieving a quick payout for its hedge funds.

[1]
The benchmark index is the MSCI World Index. Returns quoted above reflect reinvestment of the Fund’s dividends and capital gain distributions, if any, and any unrealized gains or losses. Source for index: Bloomberg. Indexes are unmanaged, and one cannot invest directly in an index. They do not reflect any fees or expenses. Performance data represents past performance, which does not guarantee future results. The Fund’s investment return and principal value will fluctuate, and you may have a gain or loss when you sell your shares.

Under the oversight of your Board:

•	Your Fund’s discount from net asset value has decreased to only 7.01% as of May 31, 2017.

•	The Fund’s distribution yield has increased, the frequency of distribution payments has increased to monthly (from quarterly) and the Fund has instituted share buy-back programs.

•
Fund expenses have been greatly reduced. On an annualized basis, for the 6 month period ending on April 30, 2017 versus the fiscal year ending October 31, 2015, Fund expenses have been reduced by approximately 33%.

SABA’S SELF-SERVING AGENDA

Do not be fooled into thinking that Saba’s actions are for the benefit of all shareholders.

•
Saba, through its hedge funds, invests in closed-end funds and has a history of attempting to cash in on one-time or short-term gains by causing the closed-end funds to conduct debilitating tender offers, open-end fund conversions or other liquidity events. Saba does this to benefit its own hedge funds and to be paid higher fees, and not to benefit the shareholders of the closed-end funds it attacks.

•	Saba positions itself as if it is aligned with all shareholders, but the Board believes that is just a ruse that is designed to get your vote.

•
Your Board understands that Saba’s actions are harmful to long term shareholders in the Fund. It is important to realize that funds that are forced into these types of activist actions may be left with significantly less assets and higher expenses and fees, and the remaining shareholders in these funds will bear that burden and may see their distributions reduced, while the activist by that point may be long gone.

SUPPORT YOUR BOARD’S NOMINEES

Please protect your investment and send a strong message to Saba by signing, dating and mailing the WHITE proxy card today.

You may receive a different proxy statement from Saba (along with a GOLD proxy card), seeking approval of its handpicked dissident nominees. Please discard any GOLD proxy card that you receive from Saba. Do not return it, even to withhold votes from Saba’s dissident nominees, because doing so will cancel out your vote on the Fund’s WHITE proxy card.

In addition, you may receive calls from representatives of Saba’s proxy solicitor, InvestorCom. Please do not give your vote over the phone to InvestorCom, even to withhold votes from Saba’s nominees, as this will also cancel out your vote on the Fund’s WHITE proxy card.

Thank you for your continued loyalty and support.

SINCERELY,

Edmund J. Burke
Trustee and President

ADDITIONAL INFORMATION:

The Fund has filed its definitive proxy statement for the 2017 Annual Shareholders’ Meeting, together with its WHITE proxy card, with the U.S. Securities and Exchange Commission. Shareholders can obtain free additional copies of the notice of annual meeting and proxy statement, including the WHITE proxy card, and other documents by writing the Fund at 1290 Broadway, Suite 1100, Denver, Colorado 80203, or by calling 1-877-256-8445 on any business day.